UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
September 23, 2009
Date of Report (date of earliest event reported)
Eastman Kodak Company
(Exact name of Registrant as specified in its charter)

New Jersey	1-87	16-0417150

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
343 State Street
Rochester, New York 14650
(Address of principal executive office) (Zip Code)
(585) 724-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation
Item 3.02 Unregistered Sales of Equity Securities
Item 8.01 Other Events
          On September 23, 2009, Eastman Kodak Company (the “Company”) entered into an Indenture (the “Indenture”) by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), relating to the issuance by the Company of its convertible senior notes due 2017 (the “Notes”). The Notes bear interest at a rate of 7.00% per annum, accruing from September 23, 2009. Interest is payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2010. The Notes will mature on April 1, 2017, unless earlier converted, redeemed or repurchased.
           The Notes are convertible into shares of the Company’s common stock, $2.50 par value per share, at an initial conversion rate of 134.9528 shares of the Company’s common stock per $1,000 principal amount of Notes. This is equivalent to an initial conversion price of approximately $7.41 per share of the Company’s common stock. Holders may surrender their Notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date for the Notes. The initial conversion rate will be subject to adjustment in certain events but will not be adjusted for any accrued and unpaid interest. Upon conversion, the Company shall deliver or pay (as the case may be), at its election, solely shares of its common stock (together with cash in lieu of fractional shares) or solely cash, as provided in the Indenture.
           At any time on or after October 1, 2014 and before October 1, 2016, the Company may redeem the Notes in whole or in part for cash, but only if the last reported sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending within three trading days prior to the date the Company provides notice of redemption to holders exceeds 130% of the conversion price in effect on each such trading day. The Company may redeem the Notes at any time on or after October 1, 2016 and prior to maturity regardless of the sale price of the Company’s common stock. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. Notes that have been called for redemption may be converted at any time prior to the close of business on the business day immediately preceding the redemption date.
           If the Company undergoes a fundamental change, as that term is defined in the Indenture, subject to certain conditions, holders may require the Company to purchase their Notes in whole or in part for cash at a purchase price equal to 100% of the principal amount of the Notes being purchased, plus accrued and unpaid interest up to, but excluding, the fundamental change purchase date.
           The conversion rate for the Notes shall be subject to customary adjustments. In addition, following certain corporate transactions, the conversion rate will be increased with respect to Notes holders elect to convert in connection with such transaction.
           The Notes are the Company’s senior unsecured obligations and rank: (i) senior in right of payment to the Company’s existing and future indebtedness that is expressly subordinated in right of payment to the Notes; (ii) equal in right of payment to the Company’s existing and future unsecured indebtedness that is not so subordinated; (iii) effectively subordinated in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and obligations incurred by the Company’s subsidiaries (including guarantees of the Company’s obligations by such subsidiaries and trade payables).
          The following events are considered “Events of Default” under the Indenture, which may result in the acceleration of the maturity of the Notes:
(1)	default in the payment in respect of the principal of any note at its maturity, upon redemption or required repurchase, upon declaration of acceleration or otherwise;

(2)	default in the payment of any interest upon any note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)	the Company’s failure to comply with the obligation to convert the Notes into common stock or cash, as applicable, upon exercise of a holder’s conversion right;

(4)	the Company’s failure to timely issue notice of a fundamental change in accordance with the terms of the Indenture;

(5)	failure by the Company to comply with its obligations under Article 10 of the Indenture, which relate to certain consolidations and mergers involving the Company and sales of all or substantially all of its assets;

(6)	default in the performance, or breach, of any other covenant or agreement by the Company in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) through (5) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Trustee and the Company by the holders of at least 25% in aggregate principal amount of the outstanding Notes;

(7)	a default or defaults under any bonds, debentures, notes or other evidences of indebtedness for borrowed money (other than the Notes) by the Company or any of its subsidiaries that is a “material subsidiary” (as defined in the Indenture) having, individually or in the aggregate, a principal amount outstanding of at least $50 million, whether such indebtedness now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such indebtedness prior to its express maturity or shall constitute a failure to pay at least $50 million of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto, if such indebtedness is neither discharged nor such acceleration is annulled, by the end of a period of 30 days after written notice thereof has been given to the Company by the Trustee or the Trustee and the Company by holders of at least 25% in aggregate principal amount of the outstanding Notes; or

(8)	certain events in bankruptcy, insolvency or reorganization relating to the Company or any of the Company’s subsidiaries that is a “material subsidiary”.
          If an event of default occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes, by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions described in clause (8) above with respect to the Company, the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.
          The Notes were sold to Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, BNY Mellon Capital Markets, LLC, Daiwa Securities America Inc., Mizuho Securities USA Inc. and PNC Capital Markets LLC, as initial purchasers, in a transaction exempt from the registration requirements of the Securities Act of 1933 under to Rule 144A promulgated thereunder.
          The description of the Indenture and the Notes contained herein is qualified in its entirety by reference to the text of the Indenture, which is attached as Exhibit 4.1, to this Current Report on Form 8-K and incorporated herein by reference.
          On September 23, 2009 the Company issued a press release announcing the closing of its offering of the Notes. A copy of such press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
4.1	Indenture, dated as of September 23, 2009, between Eastman Kodak Company and The Bank of New York Mellon, as trustee.

99.1	Press Release, dated September 23, 2009 Announcing Closing of the Convertible Senior Notes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

September 23, 2009	By:	/s/ William G. Love
William G. Love
Treasurer

Index to Exhibits

Exhibit
Number	Description
4.1	Indenture, dated as of September 23, 2009, between Eastman Kodak Company and The Bank of New York Mellon, as trustee.

99.1	Press Release, dated September 23, 2009 Announcing the Closing of Convertible Senior Notes.